Exhibit 99.2

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Today, July 28, 2016, Outerwall Inc. issued a press release announcing financial results for the 2016 second quarter. The following prepared remarks provide additional information related to the company’s second quarter operating and financial performance.

The earnings press release and prepared remarks are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	risks that the proposed acquisition, including the tender offer and the mergers, may not be completed in a timely manner or at all,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Additional Information and Where to Find It

The tender offer for the outstanding shares of Outerwall referenced in these prepared remarks has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Apollo and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Apollo and its acquisition subsidiary will file tender offer materials on Schedule TO, and Outerwall thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF OUTERWALL ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE OUTERWALL SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Outerwall at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may access copies of the Solicitation/Recommendation Statement and other related documents (when available) that Outerwall files with the SEC at ir.outerwall.com or by contacting the Company’s Investor Relations Department by phone at (425) 943-8242 or by e-mail at investor.relations@outerwall.com.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iv) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Overview

Outerwall’s second quarter results continued to demonstrate strong execution in generating profitability and cash flow, and creating shareholder value. We produced solid margins, earnings and cash flow in Q2. Across the enterprise, we delivered improved results in the Redbox business on a sequential basis, strong performance in our Coinstar business and a significant improvement in segment operating loss in our ecoATM business with it nearly reaching profitability in the quarter. We demonstrated our commitment to returning capital to investors as we continued to reduce our total debt outstanding and paid our quarterly cash dividend, which we had doubled since March.

Earlier this week, we announced that our board had completed its comprehensive review of strategic and financial alternatives to maximize value for all shareholders and had entered into an agreement to be acquired by affiliates of Apollo Global Management for $52.00 per share in cash, which represents approximately a 51% premium to our closing price on March 14, 2016, immediately prior to announcing our strategic alternatives process. We expect the transaction to close in Q3 2016.

In addition, the board declared a $0.60 dividend to be paid on September 6, 2016, to shareholders of record as of August 23, 2016.

Q2 Consolidated Results

The quarter-over-quarter comparisons we make in these prepared remarks will be Q2 2016 versus Q2 2015 unless otherwise stated. GAAP results for Q2 2015 include a non-cash, non-tax deductible goodwill impairment charge of $85.9 million taken for ecoATM.

	Three Months Ended June 30,		Change
(In millions, except per share data)	2016	2015	%
GAAP Results
Consolidated revenue	$518.0	$545.4	(5.0)%
Income (loss) from continuing operations	$40.5	$(47.4)	NM *
Net income (loss)	$40.5	$(45.6)	NM *
Diluted earnings (loss) from continuing operations per common share	$2.38	$(2.66)	NM *
Net cash provided by operating activities	$75.0	$75.1	(0.2)%
Core Results**
Core adjusted EBITDA from continuing operations	$115.9	$121.8	(4.9)%
Core diluted EPS from continuing operations***	$2.41	$2.20	9.5%
Free cash flow (FCF)	$60.1	$55.6	8.0%

*	Not Meaningful
**	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results
***	Beginning in the first quarter of 2016, to better align with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two-class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Capital Allocation

During Q2, we opportunistically repurchased $2.6 million in face value of our 5.875% Senior Notes due 2021 for $2.2 million, reducing the outstanding principal balance to $228.6 million. The gain from the early extinguishment of the notes was approximately $418,000 and is included in net interest expense. In addition, during the quarter, we had a 10b5-1 plan in place with a major financial institution to repurchase up to $100 million in face value of outstanding Senior Notes. Unfortunately, the financial institution was unable to execute on the repurchase of any additional notes over the two-month period the agreement was in place.

We deployed excess free cash flow to pay down $44.7 million net on our credit facility to reduce total debt outstanding including capital leases to $764.1 million. As a result, our net leverage ratio at the end of the quarter was 1.64x, down from 1.72x at the end of Q1.

During Q2 we also paid a quarterly cash dividend of $0.60 per share for a total of $10.2 million, bringing the total dividend distributions in 2016 to $15.3 million. Beyond the Q3 2016 dividend expected to be paid in September 2016, there will not be any additional stock or bond repurchases in the quarter due to the pending transaction.

Capital Expenditures

In Q2 our total investment in capital expenditures (CAPEX) on an accrual basis was $13.1 million, primarily reflecting investments in managing and optimizing our kiosk network as well as maintaining the infrastructure that supports our businesses.

The following is a breakdown of CAPEX by category for Q2:

Q2 2016 CAPEX (Accrual Basis)
(In millions)	New	Maintenance	Other	Total
Redbox	$0.1	$2.0	$2.0	$4.1
Coinstar	1.3	1.2	—	2.5
ecoATM	1.5	—	—	1.5
All Other	—	—	—	—
Corporate	—	—	5.0	5.0

TOTAL	$2.9	$3.2	$7.0	$13.1

Additional Q2 Consolidated Metrics

Metric	Amount		Comment
Total net interest expense	$10.3	MM	Includes $0.6MM in noncash interest expense and a $0.4MM gain on early extinguishment of debt
Core effective tax rate	34.2%
Cash and cash equivalents	$199.0	MM	Includes $74.7MM payable to retailer partners; additionally, $41.7MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$764.1	MM
Net leverage ratio*	1.64	x

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Q2 2016 Segment Operating Results – Redbox

Key Metrics

Category	Q2 2016		Q2 2015
Revenue	$389.1	MM	$439.0	MM
Rentals	123.6	MM	146.0	MM
Net revenue per rental	$3.13		$3.00
Same store sales growth (decline)	(10.0)%		(0.6)%
Gross margin	55.4%		57.5%
Segment operating income	$82.1	MM	$98.9	MM
Segment operating margin	21.1%		22.5%
Unique credit cards renting in quarter	31.5	MM	35.1	MM
Total kiosks (at quarter end)	39,970		41,340
Total locations (at quarter end)	32,710		33,840
Blu-ray
Blu-ray as percentage of rentals	14.2%		14.1%
Blu-ray as percentage of Redbox revenue	17.6%		18.1%

We were pleased with the results we drove at Redbox with key indicators pointing to stabilization in the business, including less impact from secular decline compared with Q1 2016 and Q4 2015. The rate of decline in revenue, rentals and high frequency renters (HFR) from Q1 2016 to Q2 2016 was the lowest first to second quarter decline Redbox has experienced since 2013. Redbox remains committed to optimizing costs and, during Q2, continued to reduce operating expense, promotional spend and G&A to limit the margin impact from the year-over-year decline in revenue.

Q2 Redbox revenue was $389.1 million, a decrease of 11.4% year-over-year, while total rentals were down 15.4% year-over-year due to several factors, including:

•	Impact from secular decline in the physical market;

•	Lower Blu-ray mix; and

•	Kiosk removals, with total kiosks down nearly 1,400 year-over-year; partially offset by

•	Video games, which provided a lift to revenue due to higher rentals and higher nights out.

Q2 box office for Redbox titles was $3.0 billion, up 44.5% from Q2 2015, with Star Wars: The Force Awakens representing $936.7 million or 30.9% of the total. Without Star Wars, box office was down slightly year-over-year. While Star Wars was a strong title, comedy titles Daddy’s Home and Sisters had the top rentals for the quarter. Q2 releases included 18 day and date titles, 3 more than a year ago, and 7 more comedy titles than a year ago. Sequentially, Q2 box office dollars, including the impact of Star Wars, were relatively flat; excluding that title, box office would have been down 30.1% compared with Q1 2016. In addition, sequentially we had 7 fewer titles in Q2 2016.

Q2 net revenue per rental, or average check, was $3.13, an increase year-over-year and sequentially, reflecting a greater contribution from video games, particularly as a percentage of revenue, as well as continued optimization of promotional spending. Single night rentals represented 58.4% of total rentals in Q2, down slightly year-over-year, and lower sequentially primarily reflecting the reduction in promotional discount offers, which tend to drive higher single night rentals.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Blu-ray represented 14.2% of rentals in Q2, similar to Q2 2015, while Blu-ray as a percentage of revenue decreased reflecting the increased contribution from video games in Q2 2016.

Total unique cards renting during the quarter were 31.5 million, compared with 35.1 million last year. Sequentially, cards were down 2.9% partially driven by fewer new releases in the quarter. HFRs represented 20.8% of unique cards in Q2 2016 and contributed 45.9% of revenue.

New cards renting in Q2 represented 23.1% of total unique cards, up from 20.4% a year ago and 22.6% sequentially. Our Play Pass loyalty program continued to gain traction, increasing 11.8% sequentially to 4.2 million customers. Play Pass customers accounted for 13.6% of rentals in the quarter, the highest percentage of overall rentals to date for the Play Pass program. Our customer touchpoints also continue to grow, with our marketable email addresses reaching 43.4 million, up 8.6% from Q2 2015 and 1.9% sequentially allowing Redbox to continue to communicate with our customers and provide targeted offers.

In Q2 Redbox segment operating income was $82.1 million, down 17.0% and segment operating margin was 21.1%, a decrease of 140 basis points compared with Q2 2015 primarily due to lower gross margin.

Year-over-year gross margin was down 210 basis points to 55.4% due to the $49.9 million decline in revenue which was partially offset by $13.1 million lower product cost.

Compared with Q1 2016, gross margin increased 100 basis points in Q2 primarily due to lower product cost. Sequentially, segment operating margin increased 110 basis points reflecting the improvement in gross margin, lower credit card fees and retailer revenue share rates, and savings in G&A expense due to workforce reductions taken in Q1 2016.

Video Games Rentals and Revenue

Video Games Performance	Q2 2016	Q2 2015
Percentage of rentals	1.5%	0.9%
Percentage of Redbox revenue	4.3%	2.4%

Q2 video game content was strong with 6 major title releases driving 37.8% higher rental volume and 58.0% higher revenue than Q2 2015. Top titles in the quarter included Doom, Tom Clancy’s: The Division, and Uncharted 4: A Thief’s End. Video games average check was $8.80 due to higher nights out for new generation games and reduced discounting due to increasing demand for new generation video games.

As the industry continues to transition to new generation consoles, customers see Redbox as the try-before-you-buy destination for new generation games, an important factor in the improvement in video game rentals and revenue. Video games remain a key component of the Redbox strategy and the business will continue to focus on meeting growing demand while maintaining profitability.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Q2 2016 Segment Operating Results – Coinstar

Key Metrics

Category	Q2 2016		Q2 2015
Revenue	$84.2	MM	$80.3	MM
Average transaction	$45.46		$43.03
Transactions	18.0	MM	18.2	MM
Same store sales (SSS) growth	11.1%		1.9%
Segment operating income	$33.2	MM	$31.9	MM
Segment operating margin	39.4%		39.8%
Kiosks (at quarter end)	20,810		21,140
Locations (at quarter end)	19,560		19,950

Coinstar segment revenue increased $3.9 million, or 4.8%, compared with Q2 2015 primarily driven by continued strength in the core U.S. business, while foreign exchange rates continued to negatively impact revenue in the U.K. and Canada. Overall same store sales increased 11.1% reflecting higher U.S. volume.

Coinstar segment operating income increased $1.3 million, or 3.9%, compared with Q2 2015. Segment operating margin was 39.4%, slightly lower year-over-year primarily reflecting higher allocated costs. Coinstar’s operating results underscore the business’s key strengths of operational excellence and sustainable cash flow.

The first coin-counting kiosk installed in Spain at the end of Q1 produced results that have exceeded our expectations. We are in the process of expanding the test in Spain and are exploring other international opportunities.

Q2 2016 Segment Operating Results – ecoATM

Key Metrics

Category	Q2 2016*		Q2 2015
Revenue	$44.8	MM	$26.1	MM
Segment operating loss	$(0.7	) MM	$(92.8	) MM
ASP of value devices sold	$64.53		$61.72
Number of value devices sold	619,436		409,331
Number of overall devices sold	805,323		704,450
Kiosks (at quarter end)	2,460		2,260
Locations (at quarter end)	2,230		2,020

*	ecoATM’s Q2 2016 segment results include the operating results of Gazelle, which we acquired in November 2015

ecoATM’s Q2 segment results underscore our focus on achieving segment operating profitability for 2016 through kiosk optimization, the integration of Gazelle, and continued efforts to reduce costs and increase productivity. Our actions drove a decrease in segment operating loss of $6.3 million year-over-year, excluding the non-cash goodwill impairment charge of $85.9 million that was included in ecoATM’s Q2 2015 segment results, to a loss of $700,000, which included restructuring charges of approximately $384,000 in the quarter. Without the restructuring charges, the ecoATM segment would have been nearly breakeven for the quarter on a segment operating level.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

ecoATM segment revenue increased 71.9% year-over-year, primarily due to revenue earned from devices acquired and sold through Gazelle. The increase in average selling price (ASP) compared with Q2 2015 was due to increased collections of higher value devices and higher ASP in the direct-to-consumer channel. Kiosk productivity improved and was a factor in increased collections overall and increased collections of higher value devices, some of which were sold through the higher margin direct-to-consumer channel.

During Q2 we continued to redeploy underperforming kiosks to more productive locations and utilize previously manufactured kiosks in inventory. We installed approximately 230 kiosks, primarily in the higher traffic mass channel, and removed approximately 310 underperforming kiosks. We ended the quarter with 2,460 kiosks, a decrease of 80 installed kiosks sequentially. Our optimization strategy is yielding the desired result and in Q2 we generated a 4% increase in kiosk traffic but a 22% increase in value device transactions and a 9% increase in revenue per kiosk, per day.

We continued to integrate the ecoATM and Gazelle operations, including consolidating device processing in Kentucky. We expect the consolidation to lower overhead substantially over time. We also took steps to reduce direct operating expense including transitioning servicing of the ecoATM kiosks to the Redbox field service teams from higher cost third party sources.

The integration is driving higher product margins on certain devices collected at our ecoATM kiosks due to the device refurbishment capabilities at the Kentucky facility as well as the ability to sell devices through Gazelle’s direct-to-consumer channel. Devices collected via the kiosk channel and sold via the direct-to-consumer channel produced an incremental ASP of $118 per device for Q2. The high value devices collected via Gazelle combined with the higher ASP and gross margin channels of Gazelle led to significantly improved results and margins compared with Q2 2015 as well as Q1 2016. ecoATM is driving a more efficient business through its consolidated operations and multiple channels to collect and sell devices.

The Apollo Acquisition

On July 24, 2016, the company entered into an agreement and plan of merger with affiliates of certain funds managed by affiliates of Apollo Global Management, LLC (Apollo), whereby the company would be acquired by an Apollo affiliate in an all cash transaction, consisting of a tender offer, followed by a subsequent back-end merger. Under the terms of the merger agreement, an Apollo affiliate would soon commence a cash tender offer for all of the company’s outstanding shares of common stock at a purchase price of $52.00 per share, without interest and subject to any withholding taxes. The consummation of the tender offer is conditioned on shares of common stock having been validly tendered and not properly withdrawn that represent, together with the shares of common stock then owned by the Apollo affiliate, of at least a majority of the then outstanding shares, the expiration or early termination of the Hart-Scott-Rodino antitrust waiting period and various other conditions. In addition, other than the company’s regular quarterly cash dividend for the third quarter of 2016, the company is restricted from declaring or paying any dividend or distribution and authorizing or making any capital stock repurchases.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

After closing the tender offer, subject to meeting certain customary conditions in the merger agreement, the company merger will be effected without a meeting or vote of the company’s stockholders. At merger closing, shares of common stock then issued and outstanding will be automatically cancelled and converted into the right to receive $52.00, without interest and subject to any withholding taxes. After the closing of the merger, the company will be a wholly owned subsidiary of an Apollo affiliate and will cease to be a publicly-traded company.

For more detailed information about the transaction, please see our filings with the SEC as well as all materials filed relating to the tender offer.

Guidance

In light of the merger agreement with Apollo, the company is suspending full year 2016 guidance.

That said, we want to provide some context for Redbox movie releases in 2016. We currently expect 2016 box office of $11.0 billion for Redbox titles, up 11.0% from 2015, with 15 more titles released than in 2015. Star Wars: The Force Awakens drove $936.7 million or 8.5% of box office for the year. Since our April outlook, there are 2 additional titles in Q4 and second half box office increased 8.7% to $4.9 billion. For 2016, we continue to expect Q2 to have the highest box office for Redbox releases followed by Q1, Q4, and Q3.

In Q3 2016 we expect the lowest box office and number of releases for the year primarily due to the Rio Olympic Games in August. Studios typically have not released new titles during the summer Olympics, which impacts both rental volume and momentum. Q3 2016 box office is expected to be $2.2 billion, down 26.1% sequentially from Q2 2016 with 7 fewer titles. (Exhibit 1) Year-over-year, Q3 2016 box office is up 65.2% or $884.3 million from Q3 2015, with 4 more titles and specifically 10 more action and comedy genre titles than Q3 2015. However, it is important to note that Q3 2015 had the lowest box office in four years for Redbox. In addition, due to the summer Olympics, customer viewing habits may be interrupted.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iv) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2016	2015	2016	2015
Net income (loss) from continuing operations	$40,548	$(47,351)	$78,999	$(5,196)
Depreciation, amortization and other	37,778	48,483	77,686	94,478
Interest expense, net	10,301	12,183	10,543	24,254
Income taxes	21,013	18,185	42,111	44,027
Share-based payments expense(1)	5,298	3,320	9,690	7,261

Adjusted EBITDA from continuing operations	114,938	34,820	219,029	164,824
Non-Core Adjustments:
Goodwill impairment	—	85,890	—	85,890
Restructuring and related costs	401	—	3,676	15,851
Rights to receive cash issued in connection with the acquisition of ecoATM	345	1,005	785	2,925
Loss from equity method investments, net	208	133	415	265

Core adjusted EBITDA from continuing operations	$115,892	$121,848	$223,905	$269,755

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Beginning in the first quarter of 2016, to align better with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Diluted EPS from continuing operations per common share	$2.38	$(2.66)	$4.67	$(0.30)
Non-Core Adjustments:
Goodwill impairment(1)	—	4.81	—	4.75
Restructuring and related costs (pre-tax)	0.02	—	0.21	0.89
Rights to receive cash issued in connection with the acquisition of ecoATM (pre-tax)	0.02	0.06	0.04	0.16
Loss from equity method investments, net (pre-tax)	0.01	0.01	0.02	0.01
Tax impact of non-core adjustments(1)(2)	(0.02)	(0.02)	(0.09)	(0.40)

Core diluted EPS from continuing operations	$2.41	$2.20	$4.85	$5.11

(1)	The goodwill impairment recognized in 2015 is non-tax deductible.
(2)	Using the applicable effective tax rate for the respective periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2016	2015	2016	2015
Net cash provided by operating activities	$75,020	$75,143	$142,225	$181,215
Purchase of property and equipment	(14,921)	(19,508)	(28,374)	(40,217)

Free cash flow	$60,099	$55,635	$113,851	$140,998

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 Second Quarter Earnings

Prepared Remarks

July 28, 2016

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	June 30, 2016	December 31, 2015
Senior unsecured notes	$549,212	$608,908
Term loans	129,375	136,875
Revolving line of credit	80,000	140,500
Capital leases	5,531	5,889

Total principal value of outstanding debt including capital leases	764,118	892,172
Less domestic cash and cash equivalents held in financial institutions	(41,742)	(46,192)

Net debt	722,376	845,980
LTM Core adjusted EBITDA from continuing operations(1)	$439,435	$485,285

Net leverage ratio	1.64	1.74

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2016 and December 31, 2015 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2016	$223,905
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015(1)	485,285
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2015	(269,755)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2016	$439,435

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2015, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2015.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Exhibit 1: 2016 Q3 Redbox Release Schedule

Outerwall
OUTR

As of July 28, 2016

Box Office[2] ($MM)
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
(5) = # of new releases
(2) $46
(5) $338
(2) $69
(1) $15
(3) $49
$0
(2) $440
(2) $117
(3) $388
(2) $101
(4) $449
(3) $174
(1) $55
7/5
7/12
7/19
7/26
8/2
8/9
8/16
8/23
8/30
9/6
9/13
9/20
9/27

Ex-1

Exhibit 1: 2016 Q3 Redbox Release Schedule (5) $338 $0 (1) $15 (3) $49 (2) $69 (2) $440 (2) $117 (3) $388 (2) $101 (3) $174 (1) $55 Box Office2 ($MM) = # of new releases Q3 20161 Q3 2015 Box Office2 Titles Box Office2 Titles Total $2.24Bn 30 $1.36Bn 26 July $468.4MM 10 $441.9MM 11 August $994.8MM 10 $446.8MM 7 September $778.4MM 10 $468.6MM 8 As of July 28, 2016 NOTE: Colors in chart show box office for the individual titles that make up the total new releases for the week 1 Q3 2016 data subject to change 2 Includes titles with total North American box office greater than $5MM (2) $46 (4) $449